                         ARTHUR ANDERSEN LLP



              Report of Independent Public Accountants




To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Power Company ("Consumers") and its wholly-owned subsidiary, Michigan Gas Storage Company) as of September 30, 1996 and 1995, and the related statements of income, common stockholders' equity and cash flows for the three-month, nine-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1995, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 26, 1996, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                ARTHUR ANDERSEN LLP


Detroit, Michigan,
November 11, 1996.

                               Consumers Gas Group
                              Statements of Income
                                   (Unaudited)

                                                  Three Months Ended  Nine Months Ended  Twelve Months Ended
                                                     September 30        September 30        September 30
                                                    1996      1995      1996      1995      1996      1995
                                                                       In Millions, Except Per Share Amounts

OPERATING REVENUE                                 $  123    $  122    $  880    $  801    $1,274    $1,116
                                                  -------   -------   -------   -------   -------   -------
 OPERATING EXPENSES
  Operation
    Cost of gas sold                                  51        53       504       435       740       622
    Other                                             48        42       139       135       201       183
                                                  -------   -------   -------   -------   -------   -------
      Total operation                                 99        95       643       570       941       805
  Maintenance                                          9         9        27        27        39        37
  Depreciation, depletion and amortization             9        10        60        57        86        82
  General taxes                                        7         6        38        37        55        53
                                                  -------   -------   -------   -------   -------   -------
      Total operating expenses                       124       120       768       691     1,121       977
                                                  -------   -------   -------   -------   -------   -------
PRETAX OPERATING INCOME (LOSS)                        (1)        2       112       110       153       139

INCOME TAXES                                          (3)       (1)       35        35        48        44
                                                  -------   -------   -------   -------   -------   -------
NET OPERATING INCOME                                   2         3        77        75       105        95
                                                  -------   -------   -------   -------   -------   -------
OTHER INCOME (DEDUCTIONS)                              -         -        (2)        -        (2)       (1)
                                                  -------   -------   -------   -------   -------   -------
FIXED CHARGES
  Interest on long-term debt                           7         8        22        23        29        31
  Other interest                                       2         2         4         4         6         6
  Capitalized interest                                 -        (1)        -        (1)        -        (1)
  Preferred dividends                                  2         2         5         5         6         6
                                                  -------   -------   -------   -------   -------   -------
      Net fixed charges                               11        11        31        31        41        42
                                                  -------   -------   -------   -------   -------   -------
NET INCOME (LOSS)                                 $   (9)   $   (8)   $   44    $   44    $   62    $   52
                                                  =======   =======   =======   =======   =======   =======
NET INCOME (LOSS) ATTRIBUTABLE TO CMS ENERGY
  SHAREHOLDERS THROUGH RETAINED INTEREST          $   (6)   $   (7)   $   34    $   45    $   48    $   53
                                                  =======   =======   =======   =======   =======   =======
NET INCOME (LOSS) ATTRIBUTABLE TO
  CLASS G SHAREHOLDERS                            $   (3)   $   (1)   $   10    $   (1)   $   14    $   (1)
                                                  =======   =======   =======   =======   =======   =======
AVERAGE CLASS G COMMON SHARES OUTSTANDING              8         7         8         7         8         7
                                                  =======   =======   =======   =======   =======   =======
EARNINGS (LOSS) PER AVERAGE CLASS G COMMON SHARE  $ (.28)   $ (.17)   $ 1.38    $ (.17)   $ 1.92    $ (.17)
                                                  =======   =======   =======   =======   =======   =======
DIVIDENDS DECLARED PER CLASS G COMMON SHARE       $  .295   $  .28    $  .855   $  .28    $ 1.135   $  .28
                                                  =======   =======   =======   =======   =======   =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.


                               Consumers Gas Group
                            Statements of Cash Flows
                                   (Unaudited)

                                                                Nine Months Ended        Twelve Months Ended
                                                                   September 30              September 30
                                                                 1996        1995         1996         1995
                                                                                                 In Millions
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $  44       $  44        $  62        $  52
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization                   60          57           86           82
        Capital lease and other amortization                        3           3            5            4
        Deferred income taxes and investment tax credit            10          19            4           17
        Other                                                       1           1            1            1
        Changes in other assets and liabilities                   (39)        (59)          36          (53)
                                                                ------      ------       ------       ------
          Net cash provided by operating activities                79          65          194          103
                                                                ------      ------       ------       ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures (excludes assets placed under
    capital lease)                                                (94)        (77)        (141)        (124)
  Cost to retire property, net                                     (7)         (6)         (11)          (9)
  Other                                                             1           1            2            2
                                                                ------      ------       ------       ------
          Net cash used in investing activities                  (100)        (82)        (150)        (131)
                                                                ------      ------       ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in notes payable, net                        48          59           (5)          77
  Proceeds from long-term note                                     22           -           22            -
  Contribution from CMS Energy stockholders                         3           9           12            9
  Payment of common stock dividends                               (27)        (49)         (36)         (65)
  Retirement of bonds and other long-term debt                     (8)         (2)         (14)          (3)
  Payment of capital lease obligations                             (3)         (2)          (6)          (3)
  Repayment of bank loans                                           -           -            -          (76)
  Proceeds from bank loans                                          -           -            -           88
                                                                ------      ------       ------       ------
          Net cash provided by (used in) financing activities      35          15          (27)          27
                                                                ------      ------       ------       ------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS     14          (2)          17           (1)

CASH AND TEMPORARY CASH INVESTMENTS, BEGINNING OF PERIOD            5           4            2            3
                                                                ------      ------       ------       ------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD              $  19       $   2        $  19        $   2
                                                                ======      ======       ======       ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.


                               Consumers Gas Group
                                 Balance Sheets

                                                                     September 30               September 30
                                                                         1996      December 31      1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                                         ASSETS

PLANT (At original cost)
  Plant                                                                 $2,268        $2,169        $2,132
  Less accumulated depreciation, depletion and amortization              1,232         1,179         1,164
                                                                        ------        ------        ------
                                                                         1,036           990           968
  Construction work-in-progress                                             53            55            48
                                                                        ------        ------        ------
                                                                         1,089         1,045         1,016
                                                                        ------        ------        ------

CURRENT ASSETS
  Cash and temporary cash investments at cost,
    which approximates market                                               19             5             2
  Accounts receivable and accrued revenue, less
    allowances of $1, $2 and $2, respectively (Note 6)                      39            99            49
  Inventories at average cost
    Gas in underground storage                                             250           184           263
    Materials and supplies                                                   9            10            10
  Trunkline settlement                                                      30            30            30
  Deferred income taxes                                                      7             9             1
  Prepayments and other                                                     22            49            22
                                                                        ------        ------        ------
                                                                           376           386           377
                                                                        ------        ------        ------

NON-CURRENT ASSETS
  Postretirement benefits                                                  156           161           160
  Deferred income taxes                                                     14            14             7
  Trunkline settlement                                                       2            25            33
  Other                                                                     58            59            65
                                                                        ------        ------        ------
                                                                           230           259           265
                                                                        ------        ------        ------
TOTAL ASSETS                                                            $1,695        $1,690        $1,658
                                                                        ======        ======        ======





                                                                     September 30               September 30
                                                                         1996      December 31      1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                    STOCKHOLDERS' INVESTMENT AND LIABILITIES
CAPITALIZATION
  Common stockholders' equity                                           $  359        $  339        $  321
  Preferred stock                                                           78            78            78
  Long-term debt                                                           423           411           417
  Non-current portion of capital leases                                     18            20            16
                                                                        ------        ------        ------
                                                                           878           848           832
                                                                        ------        ------        ------
CURRENT LIABILITIES
  Current portion of long-term debt and capital leases                      24            23            21
  Notes payable                                                            153           105           158
  Accounts payable                                                          69            79            56
  Trunkline settlement                                                      30            30            30
  Accrued taxes                                                             27            66            22
  Accrued refunds                                                           22            20            30
  Accrued interest                                                           6             7             7
  Other                                                                     44            52            40
                                                                        ------        ------        ------
                                                                           375           382           364
                                                                        ------        ------        ------
NON-CURRENT LIABILITIES
  Postretirement benefits                                                  174           175           177
  Regulatory liabilities for income taxes, net                             171           162           153
  Deferred investment tax credit                                            27            28            29
  Trunkline settlement                                                       2            25            33
  Other                                                                     68            70            70
                                                                        ------        ------        ------
                                                                           442           460           462
                                                                        ------        ------        ------
COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)


TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                          $1,695        $1,690        $1,658
                                                                        ======        ======        ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                               Consumers Gas Group
                    Statements of Common Stockholders' Equity
                                   (Unaudited)


                                        Three Months Ended      Nine Months Ended      Twelve Months Ended
                                           September 30            September 30            September 30
                                         1996        1995        1996        1995        1996        1995
                                                                                               In Millions
COMMON STOCK
  At beginning and end of period       $  184      $  184      $  184      $  184      $  184      $  184
                                       -------     -------     -------     -------     -------     -------
OTHER PAID-IN CAPITAL
  At beginning of period                  128         107         125         107         116         107
  Stockholder's contribution                -           9           3           9          12           9
                                       -------     -------     -------     -------     -------     -------
    At end of period                      128         116         128         116         128         116
                                       -------     -------     -------     -------     -------     -------
RETAINED EARNINGS
  At beginning of period                   65          38          30          26          21          34
  Net income (loss)                        (9)         (8)         44          44          62          52
  Common stock dividends declared          (9)         (9)        (27)        (49)        (36)        (65)
                                       -------     -------     -------     -------     -------     -------
    At end of period                       47          21          47          21          47          21
                                       -------     -------     -------     -------     -------     -------
TOTAL COMMON STOCKHOLDERS' EQUITY      $  359      $  321      $  359      $  321      $  359      $  321
                                       =======     =======     =======     =======     =======     =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.


              Consumers Gas Group
    Condensed Notes to Financial Statements


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the business of CMS Energy, see the Notes to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding Class G Common Stock, see
Note 8 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

These financial statements and their related notes should be read along with the financial statements and notes contained in the 1995 Form 10-K of CMS Energy that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings (loss) per share for the periods ended September 30, 1996 reflect the performance of Consumers Gas Group. Loss per share for the periods ended September 30, 1995 reflects the performance of Consumers Gas Group since initial issuance of Class G Common Stock in the third quarter of 1995. The earnings (loss) attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted-average number of shares of Class G Common Stock outstanding.

Earnings (loss) attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income (loss) multiplied by a fraction; the numerator is the weighted-average number of Outstanding Shares during the period, and the denominator is the weighted-average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per-share basis for the nine months ended September 30, 1996 are based on 23.67 percent of the earnings of Consumers Gas Group. The seasonal loss attributable to Class G Common Stock on a per-share basis for the periods ended September 30, 1995 is based on 23.17 percent of the loss of Consumers Gas Group.

For purpose of analysis, following are pro forma data for the nine months ended September 30, 1995 and the year ended December 31, 1995, which give effect to the issuance and sale of 7.52 million shares of Class G Common Stock (representing 23.50 percent of the equity attributable to Consumers Gas Group) on January 1, 1994, and actual data for the nine months ended September 30, 1996.
                                    In Millions, Except Per Share Amounts
                                  Actual          Pro Forma     Pro Forma
                       Nine Months Ended  Nine Months Ended    Year Ended
                           September 30,      September 30,  December 31,
                                    1996               1995          1995

Consumers Gas Group net income    $   44             $   44        $   62

Net income attributable to
 CMS Energy Common Stock
 through Retained Interest        $   34             $   34        $   47

Net income attributable to
 outstanding Class G
 Common Stock                     $   10             $   10        $   15

Average shares outstanding
 of Class G Common Stock           7.695              7.521         7.536

Earnings per share attributable
 to outstanding Class G
 Common Stock                      $1.38              $1.38         $1.93

The portion of Consumers' common dividends attributed to Consumers Gas Group, for periods prior to the July 1995 issuance of Class G Common Stock, have been reflected in the financial statements. These dividend amounts were allocated based on the ratio of Consumers Gas Group's net income to Consumers' consolidated net income after dividends on preferred stock. This ratio was then applied to Consumers' total dividend payments for these periods. Dividends declared on Class G Common Stock following the issuance are also reflected in the financial statements. In July and October 1995 and January and April 1996, the Board of Directors declared quarterly dividends of $.28 per share on Class G Common Stock. In July and October 1996, the Board of Directors declared quarterly dividends of $.295 per share on Class G Common Stock.


3:   Rate Matters

For information regarding rate matters directly affecting Consumers Gas Group, see the Gas Rates and GCR Matters discussions in Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   Commitments and Contingencies

Capital Expenditures: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $135 million for 1996, $110 million for 1997, and $100 million for 1998. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the Environmental Matters and Other discussions in Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


5:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Consumers Gas Group's other cash flow activities and non-cash investing and financing activities for the periods ended
September 30 were:

                                                         In Millions
                              Nine Months Ended  Twelve Months Ended
                                 1996      1995        1996     1995

Cash transactions
  Interest paid (net of
   amounts capitalized)           $25       $26         $34      $33
  Income taxes paid
   (net of refunds)                29        27          27       40

Non-cash transactions
  Assets placed under
   capital lease                  $ 1       $ 1         $ 2      $ 3
  Capital leases refinanced         -         -           9        -


6:   Short-Term and Long-Term Financings

Consumers' short-term and long-term financings are discussed in Note 7 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at September 30, 1996 and 1995 is estimated by management to be $28 million and $29 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributed to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. Management believes these allocations are reasonable.

                            Consumers Gas Group
                   Management's Discussion and Analysis


In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). Accordingly, this MD&A should be read along with the MD&A in the 1995 Form 10-K of CMS Energy.

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy included and incorporated by reference herein.


Earnings for the Periods Ended September 30, 1996 and 1995

                                                             In Millions
Earnings (loss) at September 30            1996         1995      Change

Quarter                                    $ (9)        $ (8)       $(1)
Nine months                                  44           44          -
Twelve months                                62           52         10

The quarter reflects lower deliveries and higher operation, maintenance and general tax expenses. These impacts were partially offset by lower depreciation expenses. While the nine-month and twelve-month periods reflect revenues from gas loaning activities and higher gas deliveries, these benefits were partially offset by the reversal of a previously recorded gas contract contingency in 1995 and higher operation, depreciation and general tax expenses during 1996.


Cash Position, Investing and Financing

Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first nine months of 1996 and 1995 totaled $79 million and $65 million, respectively. The $14 million increase primarily reflects changes in the timing of cash payments related to Consumers Gas Group's operations. Consumers Gas Group uses its operating cash mainly to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Investing Activities: Net cash used in investing activities totaled $100 million and $82 million for the first nine months of 1996 and 1995, respectively. The $18 million increase resulted from higher capital expenditures.

Financing Activities: Net cash provided by financing activities in the first nine months of 1996 and 1995 totaled $35 million and $15 million, respectively. The $20 million increase reflects cash from the sale of Trust Originated Preferred Securities and a reduction in cash used to pay common stock dividends, partially offset by a net decrease in cash received from short-term borrowings.

Other Investing and Financing Matters: Consumers has an agreement permitting the sale of certain accounts receivable for up to $500 million. At September 30, 1996, receivables sold totaled $210 million. Consumers Gas Group's attributed portion of these receivables sold totaled $28 million.

For further information, see CMS Energy's MD&A included and incorporated by reference herein.


Results of Operations

For Consumers Gas Group's results of operations, see "Consumers Gas Group Results of Operations" in CMS Energy's MD&A included and incorporated by reference herein.


Gas Issues

For Consumers Gas Group's discussion of Gas Rate Proceedings, GCR Matters and Environmental Matters, see "Consumers Gas Group Issues" in
CMS Energy's MD&A included and incorporated by reference herein.


Forward-Looking Information

For cautionary statements relating to Consumers Gas Group's forward-looking information, see "Forward-Looking Information" in CMS Energy's MD&A included and incorporated by reference herein.

Capital Expenditures: CMS Energy estimates the following capital expenditures for Consumers Gas Group, including new lease commitments, over the next three years.

                                                             In Millions
Years Ended December 31                    1996         1997        1998

Gas utility (a)                            $126         $107       $  97
Michigan Gas Storage                          9            3           3
                                           ----         ----        ----
                                           $135         $110        $100
                                           ====         ====        ====

(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

These estimates are prepared for planning purposes and are subject to revision. Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future.

For further information regarding Consumers Gas Group's forward-looking information, see the Gas Outlook, Competition and Deliveries and Forward-Looking Information discussions in CMS Energy's MD&A included and incorporated by reference herein.